FIRST AMENDMENT

TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Membership Interest Purchase Agreement (“Amendment”), is dated as of May 13, 2014 (“Amendment Effective Date”), and is entered into by and between 22nd Century Group, Inc., a Nevada corporation, (“Buyer”) and Ralph Angiuoli, an individual, (“Seller”). Buyer and Seller are individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have entered into that certain Membership Interest Purchase Agreement, dated as of September 17, 2013 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

1. Section 2 (Purchase Price). Section 2 of the Purchase Agreement is hereby amended as follows:

(a)	by deleting “One Million Dollars ($1,000,000.00)” from the first line and replacing it with “One Million Fifty Thousand Dollars ($1,050,000.00).”

(b)	by deleting “Two Hundred Thousand Dollars ($200,000.00)” from the third and fourth lines and replacing it with “Two Hundred Fifty Thousand Dollars ($250,000.00).”

2. Section 10 (Further Covenants). Section 10.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“10.2 Seller’s Entity. “Seller’s Entity” shall mean Ranger Atlantic Brands, LLC.”

3. Section 10 (Further Covenants). Section 10.3 of the Purchase Agreement is hereby amended by deleting “Exhibit C” from the fifth line and replacing it with “Exhibit A”.

4. Section 13 (Termination). Section 13.1.E. of the Purchase Agreement is hereby amended by deleting “May 31, 2014” from the third line and replacing it with “September 1, 2014”.

5. Exhibit A (Management Agreement). Exhibit A of the Purchase Agreement is hereby deleted in its entirety.

6. Exhibit B (Sales Representative Agreement). Exhibit B of the Purchase Agreement is hereby deleted in its entirety.

7. Exhibit C (License Agreement). Exhibit C of the Purchase Agreement is hereby renamed “Exhibit A”.

8. Schedule 1.2C (Contracts). Schedule 1.2C of the Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule 1.2C (Contracts) that is attached to this Amendment.

9. Contracts. From the Amendment Effective Date through the Closing Date, Seller shall cause the Company not to enter into any contract with any third party without first obtaining the prior written consent of Buyer.

10. Continued Effect. Except as expressly amended by this Amendment, the Purchase Agreement shall remain in effect as previously agreed upon by the Parties and is incorporated herein by reference.

11. Defined Terms. Unless defined in this Amendment or the context otherwise requires, capitalized terms used herein as defined terms shall have the meanings ascribed to them in the Purchase Agreement.

12. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of law principles.

13. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed or have caused this Amendment to be executed by their authorized officers as of the date first written above.

22nd CENTURY GROUP, INC.

By:	/s/ Joseph Pandolfino
Name: Joseph Pandolfino
Title: Chief Executive Offcier

/s/ Ralph Angiuoli
Ralph Angiuoli